AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST

THE MANAGERS TRUST II

Amendment No. 10 to Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of The Managers Trust II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, DO HEREBY AMEND the Trust’s Amended and Restated Declaration of Trust dated March 19, 1992, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, Section 8.3, Article VIII of the Amended Declaration of Trust provides that the Trustees may amend the Amended Declaration of Trust without the vote or consent of shareholders if they deem it necessary or desirable to change the name of the Trust or to make changes which do not adversely affect the rights of shareholders of the Trust by executing an instrument in writing signed by a majority of the Trustees; and

WHEREAS, the Trustees desire to change the name of the Trust and to correct an inconsistency in the Declaration of Trust with respect to the name of the Trust; and

WHEREAS, the Trustees desire to have the ability to delegate the execution of instruments amending the Declaration of Trust to the officers of the Trust; and

WHEREAS, the Trustees desire to resolve any ambiguity that may exist in the Declaration of Trust regarding requirements for shareholder approval of advisory or management contracts for which the Trust is a party by expressly stating that shareholder approval of such contracts for any series of the Trust (a “series”) created after December 5, 2003, shall only be required to the extent required by the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of December 5, 2003, as follows:

1. Section 1.1, Article I of the Declaration of Trust is amended in its entirety to read as follows:

Section 1.1. Name. The name of the trust created hereby is “Managers Trust II” (the “Trust”).

2. Section 3.2, Article III of the Declaration of Trust is amended by adding at the end of such Section the following

Notwithstanding anything to the contrary herein, for any Series created after December 5, 2003, investment advisory or management contracts to which the Trust is a party shall be subject to a vote of a majority of the Shares outstanding and entitled to vote only to the extent required under the 1940 Act.

3. Section 8.3, Article VIII of the Declaration of Trust is hereby amended by deleting paragraph (a) of such Section and substituting therefore the following:

(a) This Declaration may be amended by a vote of the holders of a majority of the Shares outstanding and entitled to vote or by any instrument in writing, without a meeting, signed by a majority of the Trustees (or by an officers of the Trust pursuant to the vote of a majority of such Trustees) and consented to by the holders of a majority of the Shares outstanding and entitled to vote. The Trustees may amend this Declaration without the vote or consent of Shareholders if they deem it necessary to conform this Declaration to the requirements of applicable federal or state laws or regulations or the requirements of the regulated investment company provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing so to do. The Trustees may also amend this Declaration without the vote or consent of Shareholders if they deem it necessary or desirable to change the name of the Trust or to make any other changes in the Declaration which do not adversely affect the rights of Shareholders hereunder.

4. Section 8.3, Article VIII of the Declaration of Trust is hereby amended by deleting paragraph (c) of such Section and substituting therefore the following:

(c) A certificate signed by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees) setting forth an amendment and reciting that it was duly adopted by the Shareholders or by the Trustees as aforesaid or a copy of the Declaration, as amended, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust.

The foregoing amendment may be signed in counterparts with the same affect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 5th day of December, 2003.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Sean M. Healey	/s/ Edward J. Kaier
Sean M. Healey	Edward J. Kaier

/s/ Peter M. Lebovitz	/s/ Madeline H. McWhinney
Peter M. Lebovitz	Madeline H. McWhinney

/s/ Steven J. Paggioli	/s/ Eric Rakowski
Steven J. Paggioli	Eric Rakowski

/s/ Thomas R. Schneeweis
Thomas R. Schneeweis